UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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  ACTUANT CORPORATION

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ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 14, 2014 at 8:00 a.m Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida, for the following purposes (all as set forth in the accompanying Proxy Statement):
1.To elect a board of nine directors;
2.To hold an advisory (non-binding) vote to approve the compensation of our named executive officers;
3.To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor; and
4.To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. The Board of Directors or proxy holders will use their discretion on other matters that may arise at the 2014 Annual Meeting.

The Board of Directors has fixed the close of business on November 15, 2013 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 14, 2014. The proxy statement is available on Actuant Corporation’s website at www.actuant.com. You may obtain directions to the Annual Meeting by written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051 or by telephone at (262) 293-1500.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER
Chairman of the Board

Menomonee Falls, Wisconsin
December 6, 2013

ACTUANT CORPORATION
N86W12500 Westbrook Crossing
Menomonee Falls, Wisconsin 53051
(262) 293-1500

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 6, 2013.

General Information

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders on January 14, 2014 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2013, which constitutes the 2013 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

Location and Date of Annual Meeting

The annual meeting will be held on January 14, 2014 at 8:00 a.m Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida.

Record Date

The record date for shareholders entitled to notice of and to vote at the Meeting is the close of business on November 15, 2013 (the “Record Date”). As of the Record Date, we had 73,216,778 shares of Class A common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

Quorum

A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for action at the Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker absent voting instructions from the beneficial owner (“broker non-votes”) will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Required Vote

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present (Proposal 1). A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

In order to approve, on an advisory basis, the compensation of our named executive officers (Proposal 2) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. This advisory vote is considered a non–routine proposal under the rules applicable to banks and brokers. As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to this advisory vote.

In order to approve the ratification of PricewaterhouseCoopers LLP as our independent auditor (Proposal 3) the votes cast FOR must exceed the votes cast AGAINST the proposal. Abstentions will have no effect on this proposal. Because this proposal is considered a routine proposal brokers or other entities holding shares for an owner in “street name” are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner.

Cost of Soliciting Proxies

The cost of soliciting proxies, including the expense of forwarding to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefore in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan and Electrical Holdings 401(k) Plan (collectively the “401(k) Plans”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plans. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the trustee of the plan in accordance with its terms.

Voting Procedures

Via the Internet—Shareholders can vote their shares via the Internet as instructed on the proxy card. The Internet procedures are designed to authenticate a shareholder’s identity to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. Internet voting for shareholders of record is available 24 hours a day and will close at 12:00 p.m. (CST) on January 13, 2014. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented.

By Telephone—Shareholders may vote via telephone using the toll-free number listed on the proxy card. Voting via the telephone will close at 12:00 p.m. (CST) on January 13, 2014.

By Mail—Shareholders who receive a paper proxy card may elect to vote by mail and should complete, sign and date their proxy card and mail it in the postage paid envelope provided. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

At the Annual Meeting—Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy.

Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, FOR the election of the directors nominated by the board of directors, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent auditors and FOR the approval, on a non-binding basis, of the compensation of our named executive officers, and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

The board of directors currently consists of ten members. Gustav H.P. Boel will be retiring and not be standing for re-election at the Meeting following thirteen years of service on the board and over thirty years associated with the Company. The size of the board will be reduced to nine members and, at the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company. Mark E. Goldstein was appointed to the board of directors since the last annual meeting of shareholders, in connection with his promotion to President of the Company in August 2013.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher, Chief Executive Officer	53	2000
Gurminder S. Bedi, Director	66	2008
Thomas J. Fischer, Director	66	2003
Mark E. Goldstein, President and Chief Operating Officer	57	2013
William K. Hall, Director	70	2001
R. Alan Hunter, Jr., Director	66	2007
Robert A. Peterson, Director	57	2003
Holly A. Van Deursen, Director	54	2008
Dennis K. Williams, Director	67	2006

Robert C. Arzbaecher—Mr. Arzbaecher is the Chief Executive Officer of the Company and Chairman of the Board of Directors. Mr. Arzbaecher will continue in his role as Chairman of Board, but will step down as Chief Executive Officer of the Company at the January 2014 Annual Meeting, after serving as President and Chief Executive Officer of the Company since 2000. Prior to that, he was Vice President and Chief Financial Officer since 1994 and Senior Vice President since 1998. He also served as Vice President, Finance of Tools & Supplies from 1993 to 1994. Prior to joining the Company in 1992 as Corporate Controller, Mr. Arzbaecher held various financial positions with Grabill Aerospace, Farley Industries and Grant Thornton. Mr. Arzbaecher is a certified public accountant and also is a director of CF Industries Holdings, Inc. and Fiduciary Management, Inc. mutual funds. Mr. Arzbaecher provides the board with a thorough understanding of the Company, including strategy, business development, international operations and served markets. Additionally, he has extensive finance and acquisition experience, which is beneficial given the Company’s stated goal of growth through acquisitions.

Gurminder S. Bedi—Mr. Bedi is managing partner of Compass Acquisitions (a private equity partnership), serves on the board of directors of Kemet Corporation and Compuware Corporation and is a retired Vice President of Ford Motor Company. Mr. Bedi served in a variety of managerial positions at Ford Motor Company for more than thirty years and holds degrees in mechanical engineering and business administration. Mr. Bedi’s broad experience in manufacturing operations and international business, as well as his automotive and commercial truck market background are key contributions to the board. Based on his current and prior executive leadership positions, Mr. Bedi also brings to the board a familiarity with the challenges facing large, international public companies, as well as private equity groups (which are the source of some of the Company’s business acquisitions).

Thomas J. Fischer—Mr. Fischer is a consultant in corporate financial and accounting matters and a retired Senior Regional Managing Partner of Arthur Andersen LLP. At Arthur Andersen he served principally international public manufacturing and distribution companies. Mr. Fischer is also a director of Badger Meter Inc., Regal-Beloit Corporation, Wisconsin Energy Corporation and CG Schmidt (a privately-held company). The board benefits from Mr. Fischer’s expertise in the areas of financial, accounting and auditing matters, including financial reporting, corporate transactions and enterprise risk management.

Mark E. Goldstein—Mr. Goldstein was named President of the Company in August 2013, and will assume Chief Executive Officer responsibilities after the January 2014 Annual Meeting. Mr. Goldstein has been Actuant’s Chief Operating Officer since fiscal 2007. He joined the Company in fiscal 2001 as the leader of the Gardner Bender business and was appointed Executive Vice President—Tools and Supplies in 2003. Prior to joining Actuant, he spent over 20 years in sales, marketing and operations management positions at Stanley Black & Decker, most recently as President, Stanley Door Systems. Mr. Goldstein is also a director at Pall Corporation. As a result of his day to day leadership as President of the Company, Mr. Goldstein brings senior leadership, mergers and acquisitions and management experience to the Board, as well as knowledge of industrial markets and experience in strategic planning.

William K. Hall—Mr. Hall is a founding partner of Procyon Advisors, LLP and former Chairman of Procyon Technologies, Inc., a privately owned consulting company. Mr. Hall was also previously Chairman and Chief Executive Officer of Falcon Building Products, Inc. Mr. Hall’s years of service in executive leadership at both public and private companies included significant merger, acquisition and operational experience. Through his involvement with other public companies and guest lecturer role at the University of Michigan, Mr. Hall also has valuable experience in strategy, business ethics, governance, succession planning and executive compensation matters. Mr. Hall currently serves on the board of W.W. Grainger and Stericycle, Inc. Within the past five years Mr. Hall also served on the board of directors of Great Plains Energy Incorporated and A.M. Castle & Company.

R. Alan Hunter, Jr.—Mr. Hunter is a retired executive from Stanley Black & Decker where he last served as President and Chief Operating Officer from 1993 through 1997, as well as Vice President Finance and Chief Financial Officer from 1986 to 1993. With over twenty years of experience at The Stanley Works, Mr. Hunter brings a strong financial background and thorough knowledge of the industrial tool and retail DIY industry to the board. The board also benefits from his considerable international business experience, especially related to finance, operations, business development and strategy. Mr. Hunter currently serves on the Board of Trustees of four mutual fund groups managed by MassMutual Financial Group.

Robert A. Peterson—Mr. Peterson is the former President and Chief Executive Officer of Norcross Safety Products, formerly a private equity owned business, since its inception in 1995 until it was sold to Honeywell in 2008. Prior to that he held executive level leadership positions with a number of firms including Farley Industries and Wright Line, after beginning his career at Ernst & Young. Mr. Peterson’s extensive finance, mergers and acquisition and private equity background has been beneficial to the board in evaluating financial performance and strategic acquisitions. Additionally, his manufacturing and distribution industry experience is a good fit for the businesses included in the Company’s Industrial segment. Mr. Peterson currently serves on the board of BarrierSafe Solutions International, Inc. (a private company).

Holly A. Van Deursen—Ms. Van Deursen was most recently an executive in the petrochemical industry, having held a variety of leadership positions at both British Petroleum and Amoco Corporation. She was Group Vice President of Petrochemicals for British Petroleum from 2003 to 2005 and Group Vice President of Strategy from 2001 to 2003. Ms. Van Deursen has extensive experience in the oil & gas industry, which provides the board with insight on our businesses in the Energy segment. Her experience in strategic analysis and corporate governance further enhances her ability to add value to our board. She is currently a director of Bemis Company, Inc., Anson Industries (a private company), Petroleum Geo-Services and Capstone Turbine Corporation.

Dennis K. Williams—Mr. Williams is a retired President and Chief Executive Officer (2000 to 2005) and Chairman of the Board (2000 to 2006) of IDEX Corporation. Prior thereto, he held several executive level roles at General Electric. Mr. Williams brings to the board considerable experience and insight into issues facing large international public companies, knowledge specific to our markets (with over thirty years experience in our industries) and a strong track record of growing businesses. Mr. Williams’ background as an executive of a global company also lends a valuable perspective to the board on executive compensation, financial matters and business innovation. Mr. Williams is currently a director of Owens-Illinois, Inc. and Ametek, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NINE NOMINEES.

PROPOSAL 2
ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At our 2012 Annual meeting, we asked shareholders to cast a non-binding advisory vote on the frequency with which we submit to shareholders a non-binding advisory vote on the compensation of our named executive officers ("Say on Pay" vote). Shareholders expressed a preference that Say on Pay votes occur every year. Consistent with this preference we will hold Say on Pay votes annually until the 2018 Annual Meeting, at which time shareholders will again be asked to vote on the frequency of Say on Pay votes.

We are asking our shareholders to vote, on a non-binding advisory basis, on the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. We have designed our executive compensation program to drive our long-term success and increase shareholder value. We utilize our executive compensation program to provide competitive compensation within our industry peer group that will attract and retain executive talent, encourage our leaders to perform at a high level by linking compensation with financial and performance milestones and align our executive compensation with shareholders’ interests through the use of equity-based incentive awards. The Compensation Committee has overseen the development and implementation of our executive compensation program in line with these core compensation principles.
We believe we employ a strong pay-for-performance philosophy for our entire executive team, including our NEOs. Our overall executive compensation program is founded on three guiding principles:

•
 Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, while focusing on sales, earnings, cash flow and return on invested capital (“ROIC”).

•
Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, stock ownership requirements and longer vesting periods on equity awards (relative to prevailing market practices) are important components of that alignment.

•
Overall compensation targets reflect our intent to pay executive base salaries and Total Direct Compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at the midpoint of the competitive market, based on industry and peer group data.

We believe that our pay-for-performance objectives result in compensation that reflects our financial results, stock price performance and other performance objectives described in the Compensation Discussion and Analysis. Accordingly, the Board of Directors requests the support of our shareholders for the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion contained in this Proxy Statement. Although the outcome of this advisory vote on the compensation of our NEOs is non-binding, the Compensation Committee and the Board of Directors will review and consider the outcome of this vote, among other factors, when making future compensation decisions for our NEOs.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the public accounting firm of PricewaterhouseCoopers LLP as the Company’s independent auditor for the fiscal year ending August 31, 2014. The Audit Committee has directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditor is not required by the Bylaws or otherwise. However, the Audit Committee and Board of Directors are submitting the selection of PricewaterhouseCoopers LLP for shareholder ratification because they value shareholders’ views on the Company’s independent auditors. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT AUDITORS.

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of October 15, 2013, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days:

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, California 94105	5,903,037	(2)	8.1%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	4,086,665	(2)	5.6%
Grupo Daniel Alonso, Inc Avenida Conde Guadalhorce 5759 Aviles, Asturias Spain 33400	3,928,724	(2)	5.4%
Fidelity Management & Research Company 245 Summer Street Boston, MA 02210	3,884,078	(2)	5.3%

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher, Chief Executive Officer, Director and Chairman	1,310,730	(3)	1.8%
Gurminder S. Bedi, Director	51,798	(4)	*
William S. Blackmore, Executive Vice President—Engineered Solutions Segment	151,269	(5)	*
Thomas J. Fischer, Director	84,268	(6)	*
Mark E. Goldstein, President, Chief Operating Officer and Director	369,973	(7)	*
William K. Hall, Director	123,465	(8)	*
R. Alan Hunter, Jr., Director	60,906	(9)	*
Brian K. Kobylinski, Executive Vice President, Industrial Segment and China	138,416	(10)	*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	454,881	(11)	*
Robert A. Peterson, Director	114,709	(12)	*
Holly A. Van Deursen, Director	50,558	(13)	*
Dennis K. Williams, Director	65,553	(14)	*

Directors Not Continuing in Office:
Gustav H.P. Boel, Executive Vice President and Director	49,178	(15)	*

All Directors and Executive Officers as a group (18 persons), including individuals named above.	3,162,639	(16)	4.3%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership, as of September 30, 2013, based on a report issued to the Company by a third party service provider.

(3)
Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 36,781 shares held in the 401(k) Plan, 11,900 shares held in an individual IRA Account and 60,000 shares held by a family limited partnership. Also includes 713,317 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Includes 55,000 shares held by the Arzbaecher Family Foundation, for which Mr. Arzbaecher disclaims beneficial ownership. Excludes 35,038 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Arzbaecher does not have any voting or dispositive power with respect to the phantom stock units.

(4)	Includes 5,000 shares held by a trust and 2,265 shares of unvested restricted stock. Also includes 41,290 shares issuable pursuant to options exercisable within 60 days of October 15, 2013.

(5)
Includes 294 shares held in the 401(k) Plan. Also includes 107,850 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Excludes 3,615 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Blackmore does not have any voting or dispositive power with respect to the phantom stock units.

(6)	Includes 77,290 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013.

(7)
Includes 7,244 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA Account and 1,185 shares held in the Employee Stock Purchase Plan. Also includes 267,700 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Excludes 22,221 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Goldstein does not have any voting or dispositive power with respect to the phantom stock units.

(8)
Includes 2,265 shares of unvested restricted stock. Also includes 77,290 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Includes 35,480 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(9)
Includes 49,290 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Includes 7,373 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(10)
Includes 294 shares held in the 401(k) Plan. Also includes 82,450 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Excludes 2,648 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Kobylinski does not have any voting or dispositive power with respect to the phantom stock units.

(11)
Includes 12,245 shares held in the 401(k) Plan, 736 shares held in the Employee Stock Purchase Plan and 2,250 shares held by his children through custodians. Also includes 238,200 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Excludes 4,412 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Lampereur does not have any voting or dispositive power with respect to the phantom stock units.

(12)
Includes 16,400 shares held in an individual IRA Account, 6,000 shares held in trusts for his children and 2,265 shares of unvested restricted stock. Also includes 57,290 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Includes 25,111 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service.

(13)	Includes 41,290 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013.

(14)	Includes 57,290 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013.

(15)
Includes 9,976 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2013. Excludes 4,316 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. Mr. Boel does not have any voting or dispositive power with respect to the phantom stock units.

(16)
Includes 33,800 shares held in individual IRA accounts, 60,000 shares held by family limited partnerships, 55,000 shares held by a family foundation, 2,400 shares held by spouses, 4,450 shares held by custodians for minor children, 6,000 shares held in a private trust accounts for children, 5,000 shares held in private trust accounts, 2,138 shares held in the Employee Stock Purchase Plan, 64,435 shares held in the 401(k) Plan, 6,945 shares of unvested restricted stock and 9,976 shares issuable pursuant to restricted stock unit awards that vest within 60 days of October 15, 2013. Also includes 1,895,609 shares issuable pursuant to options exercisable currently or within 60 days of October 15, 2013. Includes 67,964 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, which are settled in Actuant common stock, generally within 60 days following the director’s termination of service. Excludes 84,453 phantom stock units held in the Employee Deferred Compensation Plan, which are settled in Actuant common stock no less than six months following termination of employment. The executive officers do not have any voting or dispositive power with respect to the phantom stock units.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

The Board of Directors (the “Board”) has adopted the Actuant Corporation Corporate Governance Guidelines (the “Guidelines”). The Guidelines state that the Board is elected by the shareholders to provide oversight and guidance to management with a view to increasing shareholder value over the long term. The Guidelines cover various topics, including, but not limited to, director independence, board and committee composition, board operations and leadership development. The Nominating & Corporate Governance Committee of the Board monitors and oversees the application of the Guidelines and recommends to the Board any changes to the Guidelines. Each committee has a written charter that is approved by the Board and annually evaluated by the committee.

Board Committees, Charters, Functions and Meetings

The Board has three standing committees — Audit, Nominating & Corporate Governance and Compensation — and appoints the members of the committees after considering the recommendations of the Nominating & Corporate Governance Committee. There were six meetings of the Board during the fiscal year ended August 31, 2013. All members of the Board attended at least 75% of the aggregate number of meetings of the Board and all the committees on which they served. While the Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders, all members of the Board attended the 2013 Annual Meeting. Current Board committee membership and functions appear in the following table:

Committees	Committee Functions
Audit Thomas J. Fischer, Chair William K. Hall R. Alan Hunter, Jr. Robert A. Peterson Fiscal 2013 Meetings—9	• Manages oversight responsibilities related to accounting policies, internal control, financial reporting practices and legal and regulatory compliance
• Reviews the integrity of the Company’s financial statements
• Reviews the independent auditor’s qualifications and independence
• Reviews the performance of the Company’s internal audit function and the Company’s independent auditors
• Maintains lines of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants
• Prepares the Audit Committee report to be included in the Company’s annual proxy statement
• Conducts an annual evaluation of the performance of the Audit Committee
Nominating & Corporate Governance William K. Hall, Chair Gurminder S. Bedi R. Alan Hunter, Jr. Holly A. Van Deursen Fiscal 2013 Meetings—4	• Responsible for evaluating and nominating prospective members for the Board
• Exercises a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures
• Conducts an annual evaluation of the performance of the Nominating & Corporate Governance Committee
Compensation Dennis K. Williams, Chair Gurminder S. Bedi Robert A. Peterson Holly A. Van Deursen Fiscal 2013 Meetings—4	• Determines the compensation of executive officers
• Administers annual (short-term) incentive compensation plans and equity-based (long-term) compensation programs maintained by the Company
• Makes recommendations to the Board with respect to the amendment, termination or replacement of incentive compensation plans and equity-based compensation programs
• Recommends to the Board the compensation for board members and conducts an annual evaluation of the performance of the Compensation Committee
Leadership Structure

Historically, the positions of Chairman and Chief Executive Officer were combined, in order to provide the Company with unified leadership and direction. Effective at the 2014 Annual Meeting these positions will be split, as a result of Mr. Arzbaecher stepping down as Chief Executive Officer of the Company. He will remain Chairman of the Board, given his in-depth knowledge of our business that enables him to effectively recommend board agendas and ensure appropriate processes and relationships are established with both management and the Board. As a result, Mr. Goldstein, our President and Chief Operating Officer, will assume the role of Chief Executive Officer at the 2014 Annual Meeting. Separating these positions allows our Chief Executive Officer to focus on our day-to-day operations, while allowing the Chairman to lead our Board of Directors in its role of providing independent oversight and advice to management. The Board retains the authority to modify this leadership structure as and when appropriate to best address the Company's current circumstances and to advance the interests of all shareholders.

The independent Board members have elected a lead independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the Board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Executive Sessions of Non-Management Directors

The non-employee directors of the Board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Independence of Directors; Financial Expert

The Board has determined that each of Ms. Van Deursen and Messrs. Bedi, Fischer, Hall, Hunter, Peterson and Williams (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the Board has determined that each member of the Audit Committee is “independent” within the definition contained in current Securities and Exchange Commission (“SEC”) rules. One of the Audit Committee members, Mr. Fischer, serves on three other audit committees and also serves on the board of directors of a construction firm, CG Schmidt, which the Company has engaged for services. The Company’s Board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve as the chair of our Audit Committee. Furthermore, the Board has determined that all members of our Audit Committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the SEC.

Board Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives (including strategic initiatives), to improve long-term organizational performance and enhance shareholder value. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on legal, compliance and financial risk (including internal controls), while the Compensation Committee and the Nominating & Corporate Governance Committee focus on compensation risk (as described below) and corporate governance policies, respectively.

Compensation Risk Assessment

In establishing and reviewing our executive compensation programs, the Compensation Committee considers, among other things, whether the compensation program rewards executives for performance and whether the program encourages unnecessary or excessive risk taking. In fiscal 2013, the Company performed a compensation risk assessment (including an inventory of material incentive and sales compensation plans) and presented a summary of the findings to the Compensation Committee. Based upon the assessment performed, the Committee believes that, through a combination of risk mitigating features and incentives guided by relevant market practices and Company-wide goals, the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and are not reasonably likely to have a material adverse effect on financial results. In evaluating these compensation policies and practices, a number of factors were identified which the Compensation Committee believes discourages excessive risk taking, including the key factors described below:

•
The Company’s compensation programs consist of a mix of incentives that are tied to varying performance periods and are designed to balance the need to drive current performance with the need to position the Company for long-term success;

•
Of this mix of incentives, consolidated earnings (before amortization, interest and taxes) and asset management are the most important factors in determining the amount of short-term incentive awards, while Total Shareholder Return (“TSR”) and cash flow are key in determining long-term incentive awards. Additionally, the Company appropriately balances short and long-term incentives and makes long-term equity awards a meaningful, yet balanced component of compensation for a significant number of employees. This ensures that a portion of compensation is associated with long-term outcomes rather than short-term ones, which naturally aligns employees with shareholder interests;

•
The Compensation Committee engages a reputable independent compensation consultant, Towers Watson & Co. ("Towers Watson"), for advice, and regularly benchmarks against an established peer group of industrial companies;

•
The Company has defined stock ownership guidelines for our named executive officers and other key leaders that require significant investment by these individuals in the Company’s common stock (with the goal of shareholder alignment); and

•	The Committee retains complete discretion to reduce or eliminate annual cash incentive awards and can modify awards and payouts.

Use of Consultants and Other Advisors

The Compensation Committee has the authority to engage the services of outside advisors, experts and others to assist in performing its responsibilities. The Compensation Committee has utilized the services of Towers Watson as its executive compensation advisor for several years. During fiscal 2013, fees paid to Towers Watson for services to the Committee totaled $128,800. The Company has also routinely engaged a separate division of Towers Watson for actuarial services related to pension plans, postretirement healthcare plans and other benefits. Total fees paid to Towers Watson for these additional services in fiscal 2013 were $418,400. Towers Watson’s executive compensation consultants are not involved in providing any of the additional valuation and advisory services to the Company.

Annually, Towers Watson provides the Committee with written confirmation of its independence and the existence of any potential conflicts of interest. The Committee also obtains an understanding of the policies and procedures that Towers Watson has in place to prevent conflicts of interest, confirms that there are no personal or business relationships between Towers Watson and members of the Committee and validates that employees of Towers Watson who perform consulting services do not own Actuant common stock. After considering these factors, the scope of services provided by Towers Watson and the amount of fees paid for executive compensation consulting and other valuation services, the Committee has concluded that the engagement of Towers Watson did not raise any conflicts of interest.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all of its officers, directors and employees (the “Code of Conduct”). The Code of Conduct, which is reviewed annually by the Nominating & Corporate Governance Committee, is available for your review on the corporate governance page of the Company’s website at www.actuant.com.

The Company has also adopted a Code of Ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Corporate Controller. The code of ethics is also posted on our website at www.actuant.com. The Company posts any amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Corporate Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and Code of Ethics are posted in the Corporate Governance section of the Company’s website at www.actuant.com and may be obtained, free of charge, upon written request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin, 53051 or by telephone at (262) 293-1500.

Director Selection Procedures

The Nominating & Corporate Governance Committee has the lead role in identifying director candidates, including the slate of directors presented for election at the Meeting. The Nominating & Corporate Governance Committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2015 Annual Meeting, direct nominations must be received by the Company no later than the close of business on September 16, 2014 and no earlier than the close of business on August 17, 2014.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties. Although the board does not have a formal diversity policy, the board is committed to an inclusive membership, embracing diversity with respect to background, experience, skills, education, special training, race, age, gender, national origin and viewpoints.

In evaluating director nominees, the Nominating & Corporate Governance Committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. There is no limit with regard to the number of boards on which our directors may serve, but the board of directors considers service on others boards as a factor in the director selection process. The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The Nominating & Corporate Governance Committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The Nominating & Corporate Governance Committee identifies nominees by first evaluating the current members of the Board who are willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating & Corporate Governance Committee or the Board decides not to nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Nominating & Corporate Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Nominating & Corporate Governance Committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third party search firms to identify, evaluate or assist in identifying potential nominees.

Director Resignation Policy

In order to ensure appropriate representation on our board of directors, the Nominating & Corporate Governance Committee has adopted a policy regarding resignation upon a director’s retirement or change in principal occupation or business association from the position the director held on the latter of: (a) the effective date of the policy; (b) the date when the director was last elected to our board of directors; and (c) the date, if any, our board of directors last rejected an offer by the director to resign under the policy. Under the policy, upon such a change in position, a director shall offer his or her resignation as a board member to the Nominating & Corporate Governance Committee, which will then recommend that our board of directors accept or reject the offer of resignation based on a review of the qualifications of the director, and whether the director's resignation from the Board would be in the best interests of the Company and its stockholders.

Communications with Directors

The Board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the Board, the non-management directors as a group, or any individual director can write to: Actuant Corporation, Attention: Chairman, N86W12500 Westbrook Crossing, Menomonee Falls, Wisconsin 53051. Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a common stock related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors upon request.

Certain Relationships and Related Person Transactions

The Guidelines (applicable to Board members) and Code of Business Conduct and Ethics (applicable to all employees) document the Company’s policies regarding conflicts of interest and related party transactions. Under these policies, any related party transaction or potential conflict of interest is reviewed by legal counsel and then referred to the Nominating & Corporate Governance Committee for final resolution.

In October 2012, the Company entered into a commercial arrangement with a subsidiary of Grupo Daniel Alonso, Inc. (a five percent shareholder) under which the Company will purchase certain products and components over the next several years (total potential contract value is 1,700,000 Euros). The arrangement was negotiated in the ordinary course of business at prices and on terms and conditions that management believes are no less favorable to the Company than those that would result from arm’s length negotiations between unrelated parties.

Other than as disclosed in the preceding paragraph, during fiscal 2013 the Company was not party to any transaction in which an executive officer, director or 5% shareholder had a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013, no member of the Compensation Committee served as an officer, former officer or employee of the Company or had a relationship discloseable under “Certain Relationships and Related Person Transactions.” Further, during fiscal 2013, no executive officer of the Company served as:

•
a member of the Compensation Committee (or equivalent) of any other entity, one of whose executive officers served as one of our directors or was an immediate family member of a director, or served on our Compensation Committee; or

•	director of any other entity, one of whose executive officers or their immediate family member served on our Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the Audit Committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•
met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2013 with the Company’s management and PricewaterhouseCoopers LLP;

•
discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees ("SAS 61"), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and

•
received the written disclosures and the letter from PricewaterhouseCoopers LLP required pursuant to Rule 3526, “Communication with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board (“PCAOB”).

Based upon the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2013.

No member of the Audit Committee is employed by or has any other material relationship with the Company. The board of directors has determined that each member of the Audit Committee qualifies as an Audit Committee financial expert under Securities and Exchange Commission regulations, and the Audit Committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman
William K. Hall
R. Alan Hunter, Jr.
Robert A. Peterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides information regarding the fiscal 2013 compensation programs for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy, the structure of our compensation programs, methodologies used to determine the elements of executive compensation and the reasons we use various elements in our compensation programs.

Executive Summary

The Compensation Committee (the “Committee”) oversees the Company’s executive compensation programs. It utilizes an independent compensation consultant to provide guidance and advice on the development, monitoring and periodic adjustments to the Company’s executive compensation programs. In addition to attracting and retaining high caliber executives, the components of the executive compensation program (described on page 19) are designed to reward both short and long-term business performance. The mix of incentives, which are tied to varying performance periods, is designed to balance the need to drive current performance with long-term Company success. The Committee believes that the Company’s executives should be measured and rewarded for performance in growing sales, cash flow, earnings and return on invested capital. Additionally, other factors are critical such as the successful execution of corporate strategies, business portfolio management, expansion into emerging markets and other fast growing regions, building and developing a strong management team to ensure future succession, and fostering and driving a continuous improvement and high performance culture.

The Committee uses incentive compensation to promote the achievement of annual and longer term financial measures. Annual cash incentives are used to motivate executives to achieve specific financial performance goals, such as year-over-year growth in sales, earnings and cash flow. Performance share awards (which include a three year performance period) are tied to financial objectives that are critical to the long-term success of the Company and its shareholders, including stock price appreciation and cash flow generation. Option grants and restricted share awards with time-based vesting provisions promote the retention of key executives, help drive long-term performance and align management’s interests with those of shareholders.

Cash Flow Focused Business Model

Our executive compensation program is aligned with our overall business model (illustrated below), which is intended to create shareholder value. For example, a portion of the performance-based restricted stock awards (discussed on page 23) is tied to the attainment of free cash flow conversion targets. In addition, our long standing CMM annual cash incentive program (discussed on page 20) rewards high return on invested capital (“ROIC’) and the generation of increased free cash flow, which we believe are critical factors in driving shareholder value.

More than a decade ago, we developed this business model which emphasizes cash flow generation. The model starts with core sales growth – through customer intimacy, new products, emerging market penetration and other aspects of our Growth + Innovation process. We further increase sales and profits through acquisitions and reinvestment in our businesses, including capital expenditures. The acquisitions add new capabilities, technologies, customers and geographic presence to make our businesses stronger. Finally, continuous improvement – whether “leaning out” existing operations, effective product sourcing, acquisition integration processes or leadership development – is utilized to improve profitability and drive cash flow. When executed successfully, these steps lead to strong earnings and cash flow generation that we redeploy into the business. Our compensation plans were designed to link executive pay with Company performance, and to drive growth in sales, earnings, cash flow and ultimately, Company stock price appreciation.

Executive Compensation Objectives and Process

Our business model is directly linked to our overall executive compensation program, which is founded on three guiding principles:

•	Executive compensation is aligned with our overall business strategy of driving growth opportunities and improving operating metrics, while focusing on sales, earnings, cash flow and ROIC.

•
Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long-term shareholder value creation. Performance equity awards, stock ownership requirements and longer vesting periods on equity awards (relative to prevailing market practices) are important components of that alignment.

•
Overall compensation targets reflect our intent to pay executive base salaries and Total Direct Compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at the midpoint of the competitive market (based on industry and peer group data). When current or long-term performance targets are achieved or exceeded by the NEOs, actual compensation may exceed these levels.

The Committee’s objective is to develop a total compensation program that is competitive in the marketplace, motivates and retains a high performing management team and provides incentives to increase shareholder value. More specifically, the Committee aims to provide a total compensation opportunity for our NEOs that is competitive with that of executives with comparable responsibilities at similar companies.

Total Compensation and Link to Performance

The Committee believes that the achievement of financial performance objectives over an extended period of time results in the creation of shareholder value, consistent with our goal of long-term appreciation of the Company’s common stock. Accordingly, an important tenet of the Company’s executive compensation philosophy is a robust ownership requirement by its executives, coupled with a significant equity based incentive compensation element that rewards executives for driving long-term appreciation in the Company’s common stock. As summarized on page 22, equity based compensation represents, on average, nearly one-half of “target” Total Direct Compensation for our executives, including a higher proportion for our Chairman and Chief Executive Officer. Additionally, the Company’s Long-Term Cash Incentive Plan (described on page 21) and performance shares are directly linked to appreciation in the Company’s common stock, providing additional alignment with shareholders’ interests. The Committee believes that its current compensation programs provide a good mix of short-term and long-term compensation that supports both the business strategies and the goal of long-term shareholder value creation.

Shareholder Input on Executive Compensation Program
Shareholders provided majority support for our named executive officer compensation at the 2013 Annual Meeting, with over 98% of shareholders voting in favor of our advisory vote on the compensation of our named executive officers. Over the last several years, we have engaged in substantial ongoing discussions with shareholders to gather feedback on our compensation program, which has lead to several changes to further link executive pay and Company performance. Specific changes to the executive compensation program included an increased emphasis on performance based equity compensation, formalization of an anti-hedging policy, adoption of a compensation “clawback policy,” elimination of excise tax gross ups from change in control agreements for executive officers and modification of certain provisions of our annual cash incentive program to increase the alignment of segment leadership with overall Actuant performance. We believe that our executive compensation program is responsive to the feedback we have received and is aligned with shareholder interests.

Oversight of the Executive Compensation Programs

The Committee is primarily responsible for overseeing the Company’s executive compensation program, after considering advice from an independent compensation consultant regarding competitive market pay practices. The Company’s CEO and management team also provide the Committee specific information related to NEO performance, compensation data and financial results.

Role of Compensation Committee

The Committee reviews and approves all components of the compensation program, establishes objectives for our NEOs which are aligned with the Company’s business and financial strategy, as well as shareholder interests and determines competitive compensation levels for our CEO and the other NEOs. The Committee evaluates the performance of NEOs (other than the CEO) through annual reviews completed by the CEO, which are reviewed by the Committee, and performs a separate independent evaluation of the CEO’s performance. Based on this process, the Committee confirmed that the performance of each NEO in fiscal 2013 met or exceeded expectations.

The Committee is comprised entirely of independent directors as defined by the New York Stock Exchange, each of whom is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. In executing its role, the Committee meets several times during the course of a fiscal year to review issues with respect to executive compensation matters. Additional information about the role and processes of the Committee can be found in the corporate governance section of our website at www.actuant.com.

Role of Compensation Consultant

Since fiscal 2003, the Committee has engaged Towers Watson as its independent compensation consultant. The consultant’s duties were to evaluate executive compensation, perform an analysis on realized pay alignment with financial and stock performance, discuss general compensation trends, provide competitive market practice data and benchmarking, participate in the design and implementation of certain elements of the executive compensation program and assist our CEO in developing compensation recommendations to present to the Committee for the executive officers other than himself. The compensation consultant provides the Committee with advice, consultation and market information on a regular basis, as requested, throughout the year. The compensation consultant does not make specific recommendations on individual compensation amounts for the executive officers or the independent directors, nor does the consultant determine the amount or form of executive and director compensation.

Role of Management and the Chief Executive Officer

The Chief Executive Officer, in consultation with the Committee’s compensation consultant, develops compensation recommendations for the Committee to consider. The Chief Executive Officer considers various factors when making individual compensation recommendations including the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, and the executive’s individual performance and contributions to the Company’s results.

The Executive Vice President-Global Human Resources and other members of the Human Resources department, together with members of the Finance department and outside advisors, work with the CEO to monitor existing compensation plans and programs applicable to NEOs and other executives, to recommend financial and other targets to be achieved under those programs, to prepare analyses of financial data, peer comparisons and other briefing materials for the Committee in making its decisions, and, ultimately, to implement the decisions of the Committee.

Competitive Benchmarking

The Committee, with the assistance of Towers Watson, reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”). The Peer Group consists of publicly traded industrial companies with market capitalization and revenue in a similar range to that of the Company. In addition, these companies have global scope and complexity, end-market diversification and acquisition growth strategies similar to the Company. Many of the companies in the Peer Group are also identified as comparables or peers to Actuant by the sellside research analysts that provide investment research coverage on Actuant. The Peer Group has been consistently utilized by the Committee, with the only recent change being the removal of Sauer-Danfoss, Inc. (as it became a privately owned company in April 2013). The current Peer Group consists of the following (amounts in billions):

Company Name	Ticker	Revenue (1)	Market Cap (2)
Actuant Corporation	ATU	$1.30	$2.80
A.O. Smith Corp.	AOS	1.90	4.80
Albany International Corp.	AIN	0.80	1.20
AMETEK, Inc.	AME	3.30	11.60
Barnes Group, Inc.	B	1.20	1.90
Belden, Inc.	BDC	1.80	3.00
Brady Corp.	BRC	1.20	1.50
Crane Co.	CR	2.60	3.70
Donaldson Co., Inc.	DCI	2.40	5.80
EnerSys, Inc.	ENS	2.30	3.20
Federal Signal Corp.	FSS	0.80	0.90
IDEX Corp.	IEX	2.00	5.70
Kennametal, Inc.	KMT	2.60	3.60
Lincoln Electric Holdings, Inc.	LECO	2.90	5.80
Modine Manufacturing Co.	MOD	1.40	0.60
Pall Corp.	PLL	2.60	9.00
Pentair, Inc.	PNR	4.40	13.40
Regal Beloit Corp.	RBC	3.20	3.30
Roper Industries, Inc.	ROP	3.00	12.60
Snap-On, Inc.	SNA	2.90	6.10
Tecumseh Products Co.	TECUA	0.90	0.10
Toro Co.	TTC	2.00	3.40
TriMas Corp	TRS	1.30	1.50
Valmont Industries, Inc.	VMI	3.00	3.90
Wabtec Corp.	WAB	2.40	6.30
Watts Water Technologies, Inc.	WTS	1.40	2.00
Woodward Inc.	WWD	1.90	2.70
Peer Group Average		2.13	4.46

(1)	Most recently completed fiscal year for which a Form 10-K has been filed.

(2)	Market capitalization as of November 1, 2013.

In addition to the compensation data for the Peer Group, the Committee also uses a broader set of data from the Towers Watson Executive Compensation Market Analysis Survey to obtain general background compensation information and an understanding of executive compensation trends. The Towers Watson survey data represents all participants in the Towers Watson database, with the exclusion of the financial services, healthcare and the energy services industries. The Committee does not determine the companies that are included in the Towers Watson survey data. The data (for in excess of 400 listed companies) is adjusted using regression analysis to reflect an organization of our revenue size. The data is reviewed in aggregate by the Committee and provides an additional reference point for making compensation related decisions. The Committee believes that this survey data, together with the compensation practices of the Peer Group and CEO recommendations (for other NEOs based on experience, expertise and demonstrated performance), accurately defines competitive market compensation for executive talent.

Tally Sheets

The Committee annually reviews the total fixed, incentive and equity compensation received by each NEO, including base salary, annual and long-term incentives, equity awards, executive perquisites, total equity holdings in the Company and post-employment obligations. The Committee uses tally sheets to facilitate this review, and to help establish each NEO’s compensation package.

How Target Levels of Compensation Are Determined

In determining the amount of compensation to pay our NEOs, the Committee considers factors such as the executive’s position within the Company and level of responsibility, skills and experiences required by the position, the executive’s qualifications, our ability to replace such individual and the overall competitive environment for executive talent. The Committee also considers the Company’s performance in various economic environments, current and historical compensation levels, the executive’s length of service to our Company, the Committee’s view of internal equity and consistency and other considerations it deems relevant. In analyzing these factors, the Committee reviews competitive compensation data gathered in comparative surveys (benchmarking data) and focuses on the 50th percentile for each component of pay, as well as target total compensation. The Committee defines the 50th percentile as the median of the peer group. The following is a summary of how target compensation levels are determined for key components of our overall compensation program:

Base Salary: Base salaries are based on individual performance and contribution to Company goals. In the aggregate, base salaries are paid +/- 25% of the 50th percentile of market ranges, with specific factors such as individual job responsibilities, scope of duties, time in position and the Company’s growth being considered. To maintain its desired market position, the Committee conducts annual salary reviews.

Annual Cash Incentives: Annual cash incentives provide NEOs and other key employees with the opportunity to earn additional annual compensation beyond base salary. These short-term incentives are targeted at the 50th percentile of the market with higher/lower payouts based on Company performance versus objectives and an individual’s longevity/experience with the Company. Annual cash incentives will generally not exceed the 75th percentile of market.

Equity Compensation: These long-term incentives focus on shareholder value creation and employee retention. The amount of equity compensation that is awarded to each of our NEOs is generally determined by reference to compensation survey data for the prior year gathered by Towers Watson, along with Peer Group compensation. Annually, the Committee grants equity awards to each NEO generally at the 50th percentile of the market, with higher/lower equity awards possible, but that generally do not exceed the 75th percentile of market.

Retirement and Other Benefits: These benefits are offered at competitive levels consistent with market practices.

The established targets for individual components and overall executive compensation are designed to be competitive in order to attract, motivate and retain the executives necessary to drive and achieve the Company’s objectives. In some cases, individual components may be over or under market (in order to emphasize a particular element or if individual circumstances dictate), but the total compensation package is market competitive.

Components of Executive Compensation for Fiscal 2013

For fiscal 2013, the primary compensation components for the NEOs were base salary, an annual cash incentive, the long-term cash incentive plan, equity compensation (principally stock options, restricted stock and performance shares) and benefits. The Committee has fashioned the various components of our 2013 NEO compensation program to meet its overall compensation objectives, as summarized in the following table:

Compensation and Performance Objective
	Attraction and Retention	Short-Term Performance	Equity Appreciation and Long-Term Performance
Base salary	✓
Annual cash incentive	✓	✓
Long-term cash incentive	✓		✓
Equity compensation:
Stock options	✓		✓
Restricted stock	✓		✓
Performance shares	✓		✓
Retirement and other benefits	✓		✓

The Committee believes that the overall compensation program serves to balance both the mix of cash and equity compensation as well as the mix of short and long-term compensation for our NEOs. Annually, the Committee determines the mix of short and long-term compensation based on compensation data and trends in the Peer Group, but does not adhere to a specific formula for the mix. The following is a description of each of the five components of NEO compensation.

Cash Compensation

Base Salary

Base salaries are reviewed annually and are established considering market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations.

Annual Cash Incentive

Our NEOs, other executives and substantially all U.S. employees have an opportunity to earn an annual cash incentive (the “Annual Cash Incentive”) based on achievement of annual financial performance objectives. The performance objectives for the NEOs are approved by the Committee in the first quarter of each fiscal year.

The Annual Cash Incentive Plan is designed to reward short-term performance in successfully growing sales, earnings, cash flow and return on invested capital. In lieu of measuring performance in each of these individual financial metrics, the Company has utilized “Combined Management Measure” (“CMM”) as its primary short-term financial performance metric because it encompasses all of them. CMM has been the primary short-term (annual) financial performance metric in use at the Company for well over a decade. The Committee and management believe CMM drives earnings and cash flow growth which is core to the Company’s business model (described on page15). The Company’s Annual Cash Incentive is intentionally not tied to changes in the Company’s common stock price, as financial results and stock performance can become decoupled in the short-term due to a variety of factors, including, but not limited to, overall stock market valuation, sector valuation trends, interest rates and the economic outlook. The following illustrates the calculation of CMM:

Net Income
+ Financing Costs (Interest Expense)
+ Income Taxes
+ Amortization of Intangible Assets
= EBITA (Earnings Before Interest, Taxes and Amortization)
- Asset Carrying Charge(1)
= Combined Management Measure

(1)
Asset Carrying Charge is the sum of (1) 20% of the average total current assets, net fixed assets and other long-term assets, less accounts payable, accrued compensation, pension and employee benefits, current income tax balances and other liabilities, and (2) 12% of the average total of goodwill, intangible assets and non-current deferred income tax balances.

We believe CMM is an effective measure of economic profitability and encourages employees to drive both income statement and balance sheet performance. We believe that CMM is closely linked to both ROIC and cash flow, which are important financial decision making measures at the Company. The CMM metric has helped drive ROIC and cash flow, which we believe ultimately creates shareholder value. This combination of metrics, and a thorough annual review of objectives and programs that underlie these metrics, along with regular progress reviews, ensure that individual performance is in balance and do not encourage undue risk.

In addition to CMM, Management Business Objectives (“MBOs”) are factored into the performance goals for the Annual Cash Incentive, because the Company believes that MBOs emphasize important measures of our success. MBO’s are established at an individual business unit level and may include, but are not limited to, sales growth levels, expansion into emerging markets, product innovation metrics and low cost country sourcing initiatives. Unique MBOs are not established for each NEO. Rather, the MBO targets for segment level executives such as Messrs. Kobylinski and Blackmore represent the weighted average of the individual MBO targets for the underlying businesses within their respective segments. Similarly, the MBO measures for Messrs. Arzbaecher, Goldstein and Lampereur represent the weighted average of the achievement of all of Actuant’s individual business unit MBOs.

Target CMM amounts (including Actuant CMM and Segment CMM) and related MBO's are designed to be appropriately challenging and there is a risk that payments will not be made at all or will be made at less than 100% of the target amount. The degree of difficulty, therefore, in achieving the target CMM measures is designed to be reasonably high. Variations in payouts from year to year are consistent with the Committee's approach of tying annual cash incentives to the Company's annual financial performance.

In accordance with Item 402(b) of Regulation S-K, we have not disclosed the MBO’s or CMM targets for fiscal 2013 because they represent confidential information, the disclosure of which could result in competitive harm. The CMM measure we use can be impacted by a variety of non-recurring or extraordinary items (e.g., acquisitions, divestitures, business restructuring, accounting rule changes, certain other non-cash gains and losses, etc). Actual CMM may be adjusted for acquisitions, divestitures, accounting changes and other items which were not contemplated in the target setting process. All adjustments to the CMM calculation are reviewed and approved by the Committee. Given that the assumptions used to determine the CMM target and related adjustments necessarily include elements of strategic operations, timing of new product development, restructuring activities or investments in growth initiatives, we believe disclosure of such information could cause us competitive harm by potentially revealing to our competitors, customers, vendors and suppliers our confidential operating and financial objectives.

In order to illustrate the historical level of performance against CMM and MBO targets, the following table summarizes the actual Annual Cash Incentive payout percentages achieved by our CEO (expressed as a percentage of the target Annual Cash Incentive level) and the level of achievement of Actuant MBOs (which represent the weighted average of the achievement of all of Actuant's individual business unit MBOs), for each of the last five fiscal years:

Fiscal Year	CMM Payout	MBO Achievement
2009	0%	0%
2010	229%	73%
2011	197%	85%
2012	113%	70%
2013	0%	81% (1)

(1) - Mr. Arzbaecher has declined his Annual Cash Incentive payout tied to fiscal 2013 MBOs.

Annual Cash Incentive target percentages vary by NEO and are determined based on market studies, the peer group, and each NEO’s scope of duties and responsibilities. Actual Annual Cash Incentive payments can range from 0% to 250% of the target incentive based on actual performance. NEOs not in charge of business units or segments receive Annual Cash Incentive payments based on the performance of the Company as a whole (Actuant CMM). NEOs responsible for a business segment are eligible for an Annual Cash Incentive based on Actuant CMM, Segment CMM for their respective segment and MBOs. The following table summarizes the fiscal 2013 Annual Cash Incentive opportunity and weighting for each NEO.

	Annual Cash Incentive Opportunity as a % of Base Salary			Weighting of Components of Target Annual Cash Incentive
Name	Threshold	Target	Maximum	Actuant CMM	Segment CMM	MBOs
Robert C. Arzbaecher	0%	100%	250.0%	90%	—	10%
William S. Blackmore	0%	55%	137.5%	35%	55%	10%
Mark E. Goldstein	0%	70%	175.0%	90%	—	10%
Brian K. Kobylinski	0%	55%	137.5%	35%	55%	10%
Andrew G. Lampereur	0%	65%	162.5%	90%	—	10%

The Annual Cash Incentive earned is based on performance against pre-approved targets, which are established by the Committee in the first quarter of the fiscal year, considering financial plans, year-over-year improvement and the economic environment. Following the completion of a fiscal year, the Committee determines the extent to which the established targets for the Annual Cash Incentives were satisfied.

Long-Term Cash Incentive Plan

Our Long-Term Cash Incentive Plan (“LTIP”), which was approved by shareholders in July 2006, provides a cash incentive for certain executive officers to increase long-term shareholder value. The LTIP plan was designed to be performance based (alignment with Company common stock price appreciation) and covers an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of compensation to be paid to the four LTIP Participants (Messrs. Arzbaecher, Blackmore, Goldstein and Lampereur), if any, is based on the timing of the Company's common stock price being at least $50 for 30 consecutive trading days. The aggregate payout under the LTIP program can range from $0 to $20 million. In the event the employment of any of the LTIP Participants is terminated prior to the performance target being met, no payout will be made to the terminated individual and the associated pro-rata share will not be reallocated to the remaining participants.

In determining the amount of the overall pool payable under the LTIP, the Compensation Committee evaluated market comparable long-term incentive pay data and practices, and considered the annualized Total Shareholder Return (TSR) that would be required to meet the performance criteria. At the time the LTIP was approved by shareholders, the hypothetical attainment of the $50 per share stock price target would have resulted in approximately $1.6 billion in incremental shareholder value creation. The Compensation Committee approved a plan that rewarded the LTIP Participants with a cash incentive based on the Company's common stock approximately doubling in price. Assuming the stock target goal was hit within the initial five year period, it would have represented an approximate doubling of the Company's market capitalization (and presumed stock price), and 1.3% of such aggregate appreciation (or $20 million) would have been paid to the LTIP Participants for performance over the five-year measurement period. Conversely, no cash payout will be paid in the event the stock price target is not met by the end of the 8 year LTIP plan life in 2014.

The overall incentive pool amount payable under the LTIP is based on the time it takes to achieve the $50 per share stock price performance target, as summarized below:

Date Performance Target Is Met	LTIP Payout Pool
Before May 1, 2011	$ 20.0 million
Between May 1, 2011 and 2012	16.6 million
Between May 1, 2012 and 2013	13.3 million
Between May 1, 2013 and 2014	10.0 million
After May 1, 2014 or not met	—

The compensation payable to the LTIP participants is a percentage of the overall LTIP pool, as follows:

LTIP Participant	Share of Payout Pool
Robert C. Arzbaecher	50%
William S. Blackmore	16.66%
Mark E. Goldstein	16.66%
Andrew G. Lampereur	16.66%

The LTIP stock price targets have not been met to date, and the current maximum aggregate potential cash awards have effectively been reduced to $10.0 million, assuming Actuant's common stock price reaches $50 prior to May 1, 2014.

Equity Compensation

The Company granted three forms of equity compensation to NEOs in fiscal 2013, including stock options, restricted stock and performance shares. The Committee believes that a significant portion of each NEO’s target Total Direct Compensation should be made in the form of equity compensation due to its strong long-term alignment with shareholders. The percentage that the Committee selects is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation as well as a given executive’s performance, longevity and experience with the Company and Total Direct Compensation compared to market. The following table presents the proportion of each NEO’s fiscal 2013 target Total Direct Compensation that was comprised of equity compensation:

Name	Equity Compensation Component of Target Total Direct Compensation
Robert C. Arzbaecher	57.5%
William S. Blackmore	35.1%
Mark E. Goldstein	48.2%
Brian K. Kobylinski	40.3%
Andrew G. Lampereur	45.7%

A description of the types of equity awards that have been granted to NEOs under the 2009 Omnibus Plan is as follows:

Stock Options—Stock options granted to NEOs generally become 50% exercisable three years (36 months) after the grant date and fully exercisable five years (60 months) after the grant date, as long as the NEO is still employed by the Company. The Committee has the ability to establish both the term and vesting schedule for new stock option grants within the parameters of the 2009 Omnibus Plan. All options are granted following the Committee’s authorization, with an exercise price equal to the closing market price of a share of common stock on the date of grant and have a ten-year term. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock Units and Awards—Restricted stock generally vests either (i) 50% on the third anniversary (36 months) of the date of grant and 50% on the fifth anniversary (60 months) of the grant date provided that the holder is still employed by the Company or (ii) once performance conditions tied to financial results are achieved. The Committee has the ability to establish both the term and vesting schedule for new restricted stock grants within the parameters of the 2009 Omnibus Plan. In accordance with IRS rules, recipients of restricted stock units have the ability to defer receipt and taxability of restricted stock beyond their normal vesting dates, by providing written notice to the Company at least twelve months in advance of the award’s scheduled vest date.

Performance Based Restricted Stock (Performance Shares)—In fiscal 2012, the Company established a performance based equity compensation program under its existing 2009 Omnibus Plan. Performance Shares include a three year (36 month) performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index (approximately 90 companies). The performance period for the initial Performance Share grants runs from April 2012 through August 31, 2014. New three-year performance cycles will start annually for future years, with grants near the beginning of each fiscal year. The Committee designed the new Performance Shares to include both TSR and Free Cash Flow Conversion elements to emphasize the importance of these two metrics to the long-term success of the Company. TSR aligns the interests of shareholders and executives, while strong Free Cash Flow Conversion is indicative of ample cash flow availability, which is vital to fund overall Company growth (as discussed on page 15 “Cash Flow Focused Business Model”). The targets and vesting scale for Performance Shares are summarized as follows:

Measure	Threshold	Target	Maximum
Relative TSR Percentile	25th	50th	75th
Free Cash Flow Conversion	110%	125%	150%
Vesting Scale (as a percentage of Target)	50%	100%	150%

Medium-Term Incentive Plan—In fiscal 2009, the Company established a three year (36 month) Medium-Term Incentive Plan (“MTIP”) for its executive officers, other than Messrs. Arzbaecher, Goldstein and Lampereur, under which shares of restricted stock were granted to participants. In an effort to retain and appropriately motivate key talent, the Committee considered various factors in determining the size and type of awards granted under the MTIP including, but not limited to, the mix of existing short-term and long-term compensation and job responsibilities. During fiscal 2009, Messrs. Kobylinski and Blackmore each received grants of 15,000 shares of performance based restricted stock, as did several of the Company’s other executives. The MTIP shares were designed to vest if certain segment financial targets were met before November 30, 2012. Mr. Blackmore’s award has vested, while performance targets for Mr. Kobylinski were not met and therefore the award was forfeited.

As described above, equity compensation awards generally vest (i) 50% on the third anniversary of the date of grant and 50% on the fifth anniversary (60 months) for stock options and restricted stock, (ii) over a 36 month performance period for Performance Shares or (iii) upon retirement or later, subject to Committee approval. The extensive use of equity compensation, with vesting provisions that are longer in duration than most peer companies, combined with robust NEO stock ownership requirements (as discussed on page 25), ensures that a significant portion of NEO compensation is tied to long-term stock appreciation, which naturally aligns NEOs with shareholder interests.

Practices Regarding the Grant of Equity Compensation

The Committee has generally followed a practice of making all annual option and restricted stock grants to its NEOs on a single date each year and at a time when material information regarding our performance for the preceding year and our outlook for the current fiscal year has been publicly disclosed. In fiscal 2013, the Committee granted these awards at its regularly scheduled January 2013 meeting. The Company has not historically, nor does it intend to in the future, time stock awards with the release of public information. While the vast majority of our awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, such as in connection with the initial hiring of a new officer, in connection with promotions or for retention purposes.

Prior to fiscal 2012, the Company provided equity compensation awards to executive officers primarily through a combination of stock options (60%) and restricted stock (40%). As a result of the adoption of a performance based restricted stock program in fiscal 2012, the approximate weighting of target values for long-term equity incentive compensation are as follows:

	Stock Options	Restricted Stock	Performance Shares
Robert C. Arzbaecher	0%	0%	100%
Other Named Executive Officers	35%	35%	30%

The entire long-term equity compensation award for the Company’s CEO, Mr. Arzbaecher, consists of Performance Shares, reflecting his lead role in driving and creating shareholder value.

Retirement and Other Benefits

We provide benefit programs to our employees, including executives and our NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, in certain cases, including where Internal Revenue Service limits or other regulations prevent equitable treatment, modifications may be made. The following table summarizes such benefit plans and eligibility (for our U.S. employees):

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Post Employment Medical/Dental Insurance	Not Offered	Not Offered	Not Offered
401(k) Retirement Plan	✓	✓	✓
401(k) Restoration Plan (1)	✓	✓	✓
Supplemental Executive Retirement Plan (SERP)	✓	Selectively	Not Offered
Employee Deferred Compensation Plan (2)	✓	✓	✓
Medical/Dental/Vision Insurance	✓	✓	✓
Annual Physical	✓	Selectively	Not Offered
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Insurance (3)	✓	Selectively	Not Offered
Employee Stock Purchase Plan	Not Offered	Selectively	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	✓	Selectively	Not Offered

(1)	Offered to all U.S. employees with total annual cash compensation in excess of $250,000.

(2)	Offered to all U.S. employees with base salary in 2013 greater than $115,000.

(3)	Company paid.

Defined Benefit Pension Plan and Post Employment Medical/Dental

There are no defined benefit plans or post employment medical/dental plans covering Actuant NEO’s.

401(k) and Restoration Plans

Under our 401(k) Plan, a tax-qualified retirement savings plan, U.S. non-bargaining unit employees, including our NEOs, may contribute eligible base compensation up to Internal Revenue Service limits. For fiscal 2013, the maximum contribution by employees under the age of 50 to the 401(k) Plan was $17,500 while catch up contributions of an additional $5,500 were allowed for those over the age of 50. The Company generally provides a “core” contribution equal to three percent of cash compensation (subject to IRS compensation limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on voluntary employee contributions from $300 to 6% of eligible compensation. We also have a Restoration Plan tied to the 401(k) Plan. This plan, available to all employees in the United States with annual cash compensation in excess of $250,000, allows participants to receive a core contribution calculated as if no IRS limits were in place. We maintain the Restoration Plan because we believe that it is not equitable, or market competitive, to limit the Company core contribution to the 401(k) Plan based on the IRS compensation limits noted above. All Company contributions pursuant to the Restoration Plan are made in the form of Actuant common stock and are contributed into each eligible participant’s Employee Deferred Compensation Plan account after the end of a given fiscal year.

Supplemental Executive Retirement Plan

The nonqualified supplemental executive retirement plan (the “SERP plan”) covers certain executive level employees (including the NEO’s) and is designed to improve the competitive positioning of our retirement programs, reward long-service employees and support executive retention and recruiting efforts. The Actuant SERP plan is a non-funded defined contribution plan whose benefit is calculated by applying a SERP multiplier percentage against eligible cash compensation in a given year (base salary and Annual Cash Incentive). The SERP multiplier is based on a grid formula combining the executive’s age and years of service, and ranges from 3-6%. SERP Plan contributions go into a notional interest bearing account and vest after five years of service or the attainment of age 60. The targeted combined annual retirement benefit between the SERP plan and broad based employee participation plans (401(k) and Restoration Plans) is 7-10.5% of pay, depending on age and years of service – which approximates the competitive 40th percentile of peer company retirement benefits.

Employee Deferred Compensation Plan

Actuant has a deferred compensation plan that allows all U.S. employees with an annual base salary greater than $115,000 to defer receipt of salary and/or Annual Cash Incentives on a pre-tax basis. There is no limit to the amounts of either salary or incentives that participants can defer. Deferred amounts can be invested, in whole or in part, in a non-funded interest bearing account or a common stock fund account. As a result of the non-funded nature of the deferred compensation plan, compensation deferrals are essentially unsecured and subordinated loans from employees to the Company. Each year the Committee determines the interest rate for new deferrals, with reference to market interest rates for subordinated debt of companies with similar credit ratings to the Company. The common stock fund account return mirrors the performance of the Company’s common stock price. Shares of common stock equal to the value of deferred contributions to the common stock fund account are contributed by the Company and held in a rabbi trust. Upon distribution, deferred amounts invested in the interest plan are paid out of the Company’s general assets while an appropriate number of shares of common stock (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund distributions.

Other Benefits

The Company believes NEO perquisites and other benefits should be limited in scope and value and should be offered to our NEOs primarily to provide a market competitive compensation package. In addition to competitive compensation, certain of the perquisites are provided for other business purposes. For example, financial planning services are offered to assist our NEOs in meeting their Actuant stock ownership guidelines without compromising diversification of their personal investment portfolios. Club dues, which are only provided to Messrs. Arzbaecher and Goldstein, are used for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use. NEO personal use of the company plane (which is reviewed by the Committee on a quarterly basis) is capped at 24 hours of flight time for Mr. Arzbaecher and 12 hours for all other NEOs. Perquisites are reviewed and approved by the Committee and are capped at various levels. The other benefits earned by our NEOs in fiscal 2013 are included in the “All Other Compensation Table” on page 29.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that we pay to NEOs (other than the chief financial officer) to $1,000,000 in any year. This limitation does not apply to performance based compensation if certain conditions are met. The Committee generally attempts to maximize the extent of the tax deductibility of executive compensation under the provisions of Section 162(m). The Committee believes, however, that shareholders’ interest are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Stock Ownership Requirements

To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted. The following table presents the required and actual ownership position of Actuant stock for each NEO, as a multiple of annual base salary as of October 15, 2013.

Name	Multiple of Base Salary Required to be held in Actuant Stock	Actual Multiple of Salary held in Actuant Stock
Robert C. Arzbaecher	5X	38.2
William S. Blackmore	3X	7.7
Mark E. Goldstein	3X	11.4
Brian K. Kobylinski	3X	9.4
Andrew G. Lampereur	3X	26.1

The Committee reviews each Officer’s progress/compliance with these guidelines on an annual basis. All NEOs exceeded the stock ownership requirement throughout fiscal 2013. For calculation purposes, stock ownership includes the value of “in the money” vested options, shares held in an NEO’s 401(k), employee stock purchase plan and deferred compensation accounts, as well as shares owned outright or by family members. It does not include the value of unvested options, restricted stock or Performance Shares.

To assist our executive officers in meeting their ownership requirements, the Company adopted an executive officer stock option matching program in fiscal 2006 for newly appointed or promoted executives. Under this program, the Company matches certain share purchases made by new executives (in their first three years) with an equal number of stock options that cliff vest after five years. None of the aforementioned NEOs was eligible for stock option matches during fiscal 2013. We believe the stock option matching program allows the Company to attract and retain executives.

Required Common Stock Holding Period

Executive officers, including the NEOs, have three years from their date of appointment to comply with the ownership requirements outlined above. Executive officers who have not reached their specified targets and who exercise stock options or that have restricted stock that vests, are required to hold at least 60% of the net value of the shares they receive so that they meet their requirement in a timely manner, with the balance available to cover related income tax obligations.

Anti-Hedging Policy

The Company’s insider trading policy contains stringent restrictions on transactions in Company common stock by directors and officers. All trades must be pre-approved. Directors and officers of the Company are prohibited from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities (“hedging”). For this purpose, “hedging” includes “short-sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and other hedging transactions designed to minimize the risk inherent in owning the Company's stock, such as zero-cost collars and forward sales contracts.

Compensation Recovery Clawback Policy

The Company has a Compensation Clawback Policy for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive based compensation. In the event of a financial restatement due to fraudulent activity or misconduct as determined soley by the Board, the culpable executive officer will reimburse the Company for Annual Cash Incentive, equity based awards or other performance based compensation paid to him/her, including options, restricted stock, Performance Shares and Annual Cash Incentive compensation based on the financial results that were subsequently the subject of the restatement.

Performance and Compensation of Named Executive Officers in Fiscal 2013

The Committee evaluates the performance of its executives (other than the CEO) through annual reviews completed by the CEO and reviewed by the Committee. The Committee also evaluates the performance of the CEO annually. Based on this process, the Committee confirmed the CEO’s assessment that the performance of each of the NEOs in fiscal 2013 met or exceeded expectations.

The base salary and annual cash incentive opportunity for our NEO's remained unchanged in fiscal 2013 based on the Committee’s review of peer salary data.

The continued weakness and uncertainty in the global economy created a challenging environment in fiscal 2013. Most of our businesses experienced weak end market demand, relative to expansion in the last few years. We continued to invest in select growth initiatives over the past year, while simultaneously reducing costs in other areas to generate shareholder value. A summary of fiscal 2013 financial results are as follows:

•
Net sales of $1.3 billion, were essentially unchanged from the prior year, due to a challenging economic environment. Excluding the 4% benefit of acquisitions and 1% negative impact from foreign currency translation, core sales declined 3% compared to the prior year.

•
Adjusted diluted earnings per share (EPS) from continuing operations, excluding debt refinancing costs and an income tax adjustment were $1.84 per share in fiscal 2013, a 1% increase from the $1.83 per share in fiscal 2012.

•	Cash flow provided by operating activities in fiscal 2013 was a record $194 million.

	Year Ended August 31,
	2013	2012	2011
	(In millions, except per share amounts)
Net sales	$1,280	$1,277	$1,159
Cash flow from operations	194	182	172
Adjusted Diluted EPS from continuing operations (a)	$1.84	$1.83	$1.49

(a)
Adjusted diluted EPS from continuing operations excludes an income tax adjustment ($0.14 per share) in fiscal 2013 and debt refinancing costs ($0.15 per share) in fiscal 2012. Including these two items, diluted EPS from continuing operations increased from $1.68 per share in fiscal 2012 to $1.98 per share in fiscal 2013.

Despite record cash flow and effective working capital management, operating profits in fiscal 2013 declined from the prior year and resulted in actual CMM that was less than the threshold CMM amount for fiscal 2013. The decline in operating profit was more than offset by reduced interest expense and significantly lower income tax expense, resulting in improved net earnings from continuing operations.

Consolidated Actuant CMM (applicable to all NEO’s) was earned at a 0% level, while a combined 81% payout level was attained on the MBO elements. Messrs Arzbaecher, Goldstein and Lampereur have declined their Annual Cash Incentive payout based on the achievement of fiscal 2013 MBOs. Mr. Blackmore’s segment results reflected performance at the 0% payout level for the CMM element and a combined 93% on the MBO element, while Mr. Kobylinski’s segment results reflected performance at the 0% payout level for the CMM element and a combined 100% of MBO elements.

As disclosed on page 22, equity based compensation awards (including Performance Shares) made in fiscal 2013 represented 35% – 58% of the NEO’s targeted Total Direct Compensation. The extensive use of equity compensation, combined with NEO stock ownership requirements, ensures that a significant portion of NEO compensation is associated with long-term stock appreciation, rather than short-term performance, which naturally aligns NEOs with shareholder interests. The “Stock Awards,” “Option Awards” and “Total” columns in the Summary Compensation Table on page 28 include the grant date fair value of equity compensation awards, not the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

Conclusion

We continue to enhance the performance orientation of our executive pay program and believe that we have designed an executive compensation program which effectively links pay and performance and is in the best long-term interests of our shareholders. As indicated in our Compensation Committee Charter, we will continue to re-evaluate our executive compensation program to ensure future alignment in our compensation program and practices. Shareholder input will continue to be an important consideration in our annual executive compensation evaluation process.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE

Dennis K. Williams, Chairman
Gurminder S. Bedi
Robert A. Peterson
Holly A. Van Deursen

Summary Compensation Table

The following table sets forth the total compensation applicable to the fiscal years ended August 31, 2013, 2012 and 2011 by the NEOs:

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Robert C. Arzbaecher	2013	$850,000	$2,299,871	$—	$—	$68,113	$258,087	$3,476,071
Chief Executive Officer	2012	850,000	2,701,345	—	960,670	49,782	311,332	4,873,129
	2011	850,000	855,316	1,281,388	1,670,193	34,727	355,865	5,047,489

William S. Blackmore	2013	$430,000	$233,984	$126,012	$21,924	$135,200	$70,085	$1,017,205
Executive Vice President—Engineered Solutions Segment	2012	430,000	545,469	131,422	111,439	100,416	117,441	1,436,187
	2011	415,000	138,850	204,932	541,141	68,571	100,298	1,468,792

Mark E. Goldstein	2013	$575,000	$591,493	$318,502	$—	$188,530	$138,190	$1,811,715
President and Chief Operating Officer	2012	575,000	656,048	318,918	454,892	140,271	135,562	2,280,691
	2011	525,000	388,780	583,268	722,128	99,376	148,983	2,467,535

Brian K. Kobylinski	2013	$430,000	$292,495	$157,505	$23,650	$18,719	$82,492	$1,004,861
Executive Vice President—Industrial Segment and China	2012	430,000	324,302	157,707	262,357	1,700	103,695	1,279,761
	2011	405,000	172,174	256,728	526,080	2,891	69,865	1,432,738

Andrew G. Lampereur	2013	$450,000	$406,233	$218,765	$—	$191,648	$97,505	$1,364,151
Executive Vice President— Chief Financial Officer	2012	450,000	464,750	226,047	330,574	142,061	94,041	1,707,473
	2011	410,000	277,700	416,620	483,359	101,216	96,619	1,785,514

(1)
Amounts shown for salaries in 2013, 2012 and 2011 represent gross salary at the end of each fiscal year. For fiscal 2013, base salary represented 24%, 42%, 32%, 43% and 33% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. For fiscal 2012, base salary represented 17%, 30%, 25%, 34% and 26% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively. For fiscal 2011, base salary represented 17%, 28%, 21%, 28% and 23% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Kobylinski and Lampereur, respectively.

(2)
Amounts reflect the aggregate grant date fair value of restricted stock, restricted stock units and Performance Shares granted under the Company’s 2009 Omnibus Plan. The amount was determined (in accordance with FASB ASC Topic 718) by multiplying the closing price of the Company’s common stock on the date of grant by the number of restricted shares/units granted, or the number of performance shares awarded (assuming a payout at target). As described on page 23, Performance Share payouts will be calculated following the applicable performance period and could range from a minimum of 0% to a maximum of 150% of target. The grant date fair value of the Performance Shares granted during fiscal 2013 at the maximum payout of 150% are: Mr. Arzbaecher—$2,874,868; Mr. Blackmore—$134,990; Mr. Goldstein—$341,232; Mr. Kobylinski—$168,737; and Mr. Lampereur—$234,360. The grant date fair value of the Performance Shares granted during fiscal 2012 at the maximum payout of 150% are: Mr. Arzbaecher—$3,388,845; Mr. Blackmore—$175,832; Mr. Goldstein—$424,214; Mr. Kobylinski—$208,875; and Mr. Lampereur—$298,998. For further information on these awards, see the Grants of Plan-Based Awards table on page 30. In addition, amounts for Mr. Blackmore in fiscal 2012 include $274,950 related to the vesting of his MTIP award (as discussed on page 23).

(3)
The amounts represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718, which was calculated using a Binomial Pricing model. Refer to Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2013, for details regarding assumptions utilized to value stock option awards. The amounts do not represent the realized or unrealized earnings or value earned in the respective year. Actual realization of value or earnings under equity compensation plans is related to common stock share price appreciation.

(4)	Reflects amounts earned for fiscal 2013, 2012 and 2011, respectively, under the Annual Cash Incentive plan. Amounts are paid in the first quarter of the subsequent fiscal year.

(5)
Reflects the portion of interest earned on Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan accounts that exceeds the SEC benchmark “market” rate (120% of the applicable federal long term rate).

(6)	Reflects all other compensation, as summarized in the following table:

Name	Year	401(k) Core and Match	401(k) Restoration (1)	SERP (2)	Automobile Allowance	Supplemental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (3)	Club Dues	Financial Planning	Total (4)
Robert C. Arzbaecher	2013	$11,475	$46,821	$108,642	$9,910	$6,656	$17,142	$43,200	$10,405	$3,836	$258,087
	2012	11,250	69,237	153,175	10,454	6,656	3,550	46,800	10,210	—	311,332
	2011	11,250	76,547	167,793	8,986	6,656	6,606	57,000	9,911	11,116	355,865

William S. Blackmore	2013	$11,475	$8,743	$27,072	$9,557	$6,317	$6,421	$—	$—	$500	$70,085
	2012	11,250	22,125	49,124	10,003	6,317	6,422	12,200	—	—	117,441
	2011	11,250	20,842	46,968	8,690	6,317	6,231	—	—	—	100,298

Mark E. Goldstein	2013	$11,475	$23,397	$51,495	$11,988	$5,840	$5,754	$19,000	$3,533	$5,708	$138,190
	2012	11,250	31,708	65,097	11,801	5,840	6,732	—	3,134	—	135,562
	2011	11,250	33,648	68,330	10,685	5,840	—	7,400	3,260	8,570	148,983

Brian K. Kobylinski	2013	$11,475	$13,271	$34,618	$13,096	$2,736	$4,459	$—	$—	$2,837	$82,492
	2012	11,250	21,569	48,198	12,697	2,736	6,105	—	—	1,140	103,695
	2011	11,250	12,144	32,474	11,261	2,736	—	—	—	—	69,865

Andrew G. Lampereur	2013	$11,475	$15,917	$46,834	$11,458	$3,371	$4,225	$—	$—	$4,225	$97,505
	2012	11,250	20,755	46,841	11,824	3,371	—	—	—	—	94,041
	2011	11,250	21,850	48,667	10,896	3,371	—	—	—	585	96,619

(1)	Represents the 401(k) Restoration Plan contributions made by the Company.

(2)	Represents Company contributions to the SERP plan (as discussed on page 25), which are made in the first quarter of the following fiscal year.

(3)	The income for personal use of the Company plane was determined by calculating the incremental cost including fuel, pilot and other variable costs.

(4)	Benefits available to substantially all U.S. employees, such as medical, dental and life insurance are not included.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for fiscal 2013 under the Annual Cash Incentive plan, as well as equity compensation awards in fiscal 2013:

	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Arzbaecher	10/17/2012	—	—	—	—	78,117	117,176	—	—	—	$2,299,871
	n/a	$0	$850,000	$2,125,000
William S. Blackmore	1/14/2013	—	—	—	—	—	—	—	11,980	$28.70	$126,012
	1/14/2013	—	—	—	—	—	—	4,390	—	—	125,993
	10/17/2012	—	—	—	—	3,668	5,502	—	—	—	107,991
	n/a	$0	$236,500	$591,250
Mark E. Goldstein	1/14/2013	—	—	—	—	—	—	—	30,280	$28.70	$318,502
	1/14/2013	—	—	—	—	—	—	11,098	—	—	318,513
	10/17/2012	—	—	—	—	9,272	13,908	—	—	—	272,980
	n/a	$0	$402,500	$1,006,250
Brian K. Kobylinski	1/14/2013	—	—	—	—	—	—	—	14,974	$28.70	$157,505
	1/14/2013	—	—	—	—	—	—	5,488	—	—	157,506
	10/17/2012	—	—	—	—	4,585	6,878	—	—	—	134,989
	n/a	$0	$236,500	$591,250
Andrew G. Lampereur	1/14/2013	—	—	—	—	—	—	—	20,798	$28.70	$218,765
	1/14/2013	—	—	—	—	—	—	7,622	—	—	218,751
	10/17/2012	—	—	—	—	6,368	9,552	—	—	—	187,482
	n/a	$0	$292,500	$731,250

(1)
These columns show the range of payouts under the fiscal 2013 Annual Cash Incentive plan described on page 20. The actual bonuses earned under this plan are described in “Performance and Compensation of Named Executive Officers in Fiscal 2013” on page 26 and shown in the Summary Compensation Table on page 28.

(2)
Reflects Performance Shares granted in fiscal 2013 under the Company’s 2009 Omnibus Plan. Performance shares include a three-year performance period, with vesting based 50% on achievement of an absolute Free Cash Flow Conversion target and 50% on the Company’s TSR relative to the S&P 600 SmallCap Industrial Index. Refer to page 23 “Equity Compensation-Performance Based Restricted Stock” for further details on these awards.

(3)
Reflects restricted stock granted in fiscal 2013 under the Company’s 2009 Omnibus Plan. The restricted stock vests fifty percent on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)
Reflects the grant of stock options under the Company’s 2009 Omnibus Plan. The options become fifty percent exercisable on the third anniversary and fully exercisable on the fifth anniversary of the grant date.

(5)
The fair value of restricted stock awards is based on the market price of the shares on the grant date or a simulation model (Monte Carlo), depending on the type of performance condition, while the fair value of the option awards is determined using a binomial pricing model. Refer to Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended August 31, 2013, for details regarding assumptions utilized to value share based awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity incentive plan awards held by each NEO at August 31, 2013:

	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Robert C. Arzbaecher	1/12/2006	150,000	—		$28.11	1/12/2016	—		—
	1/16/2007	160,000	—		23.64	1/16/2017	—		—
	1/14/2008	170,000	—		28.36	1/14/2018	—		—
	1/9/2009	166,667	166,666	(2)	18.33	1/9/2019	—		—
	1/12/2010	66,650	66,650	(2)	19.20	1/12/2020	19,450	(2)	$693,976
	1/14/2011	—	113,800	(3)	27.77	1/14/2021	30,800	(3)	1,098,944
	4/9/2012	—	—		—	—	92,203	(4)	3,289,803
	10/17/2012	—	—		—	—	78,117	(4)	2,787,215
William S. Blackmore	1/12/2006	37,500	—		$28.11	1/12/2016	—		—
	7/6/2006	2,000	—		24.77	7/6/2016	—		—
	1/16/2007	42,500	—		23.64	1/16/2017	—		—
	1/14/2008	36,000	—		28.36	1/14/2018	—		—
	1/9/2009	29,150	29,150	(2)	18.33	1/9/2019	—		—
	1/12/2010	11,100	11,100	(2)	19.20	1/12/2020	3,250	(2)	$115,960
	1/14/2011	—	18,200	(3)	27.77	1/14/2021	5,000	(3)	178,400
	1/9/2012	—	15,000	(3)	22.87	1/9/2022	5,700	(3)	203,376
	4/9/2012	—	—		—	—	4,784	(4)	170,693
	10/17/2012	—	—		—	—	3,668	(4)	130,874
	1/14/2013	—	11,980	(3)	28.70	1/14/2023	4,390	(3)	156,635
Mark E. Goldstein	10/27/2004	48,000	—		$20.05	10/27/2014	—		—
	1/12/2006	42,500	—		28.11	1/12/2016	—		—
	7/6/2006	5,000	—		24.77	7/6/2016	—		—
	1/16/2007	50,000	—		23.64	1/16/2017	—		—
	1/14/2008	50,000	—		28.36	1/14/2018	—		—
	1/9/2009	50,000	50,000	(2)	18.33	1/9/2019	—		—
	1/12/2010	22,200	22,200	(2)	19.20	1/12/2020	6,500	(2)	$231,920
	1/14/2011	—	51,800	(3)	27.77	1/14/2021	14,000	(3)	499,520
	1/9/2012	—	36,400	(3)	22.87	1/9/2022	13,900	(3)	495,952
	4/9/2012	—	—		—	—	11,542	(4)	411,819
	10/17/2012	—	—		—	—	9,272	(4)	330,825
	1/14/2013	—	30,280	(3)	28.70	1/14/2023	11,098	(3)	395,977

	Option Awards						Restricted Stock Awards
	Date of Grant	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Brian K. Kobylinski	1/12/2006	13,000	—		$28.11	1/12/2016	—		—
	7/6/2006	5,152	—		24.77	7/6/2016	—		—
	1/16/2007	18,000	—		23.64	1/16/2017	—		—
	1/14/2008	32,000	—		28.36	1/14/2018	—		—
	1/9/2009	37,500	37,500	(2)	18.33	1/9/2019	—		—
	1/12/2010	12,950	12,950	(2)	19.20	1/12/2020	3,800	(2)	$135,584
	1/14/2011	—	22,800	(3)	27.77	1/14/2021	6,200	(3)	221,216
	1/9/2012	—	18,000	(3)	22.87	1/9/2022	6,900	(3)	246,192
	4/9/2012	—	—		—	—	5,683	(4)	202,769
	10/17/2012	—	—		—	—	4,585	(4)	163,593
	1/14/2013	—	14,974	(3)	28.70	1/14/2023	5,488	(3)	195,812
Andrew G. Lampereur	10/27/2004	40,000	—		$20.05	10/27/2014	—		—
	1/12/2006	37,500	—		28.11	1/12/2016	—		—
	1/16/2007	42,250	—		23.64	1/16/2017	—		—
	1/14/2008	50,000	—		28.36	1/14/2018	—		—
	1/9/2009	46,000	46,000	(2)	18.33	1/9/2019	—		—
	1/12/2010	22,200	22,200	(2)	19.20	1/12/2020	6,500	(2)	$231,920
	1/14/2011	—	37,000	(3)	27.77	1/14/2021	10,000	(3)	356,800
	1/9/2012	—	25,800	(3)	22.87	1/9/2022	9,900	(3)	353,232
	4/9/2012	—	—		—	—	8,135	(4)	290,257
	10/17/2012	—	—		—	—	6,368	(4)	227,210
	1/14/2013	—	20,798	(3)	28.70	1/14/2023	7,622	(3)	271,953

(1)
Market value of restricted stock awards/units, MTIP awards and Performance Shares has been computed by multiplying the $35.68 closing price of the Company’s common stock on August 31, 2013 (the last trading day of fiscal 2013) by the number of shares awarded.

(2)	Remaining unvested options and restricted stock become exercisable on the fifth anniversary of the grant date.

(3)	Fifty percent of the share based award becomes exercisable or vests on the third anniversary and the balance on the fifth anniversary of the grant date.

(4)
Awards represent Performance Shares that include a three-year performance period and vest based on achievement of an absolute Free Cash Flow Conversion target and the Company’s relative TSR percentile relative to the S&P 600 SmallCap Industrial Index. See “Equity Compensation-Performance Based Restricted Stock” on page 23 for additional details.

Equity Awards Exercised and Vested in Fiscal 2013

The grant date fair value of equity compensation awards in each of the past three fiscal years is included in the “Summary Compensation Table” on page 28. However, this does not reflect the actual value realized on past awards, which may be more or less than the target values, depending on the appreciation in the price of the Company’s common stock. The following table summarizes the number of shares and the actual value realized by each NEO upon the exercise of options and vesting of restricted stock during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert C. Arzbaecher	322,760	$5,065,461	19,450	$559,771
William S. Blackmore	72,000	877,259	3,250	93,535
Mark E. Goldstein	96,000	1,311,831	6,500	187,070
Brian K. Kobylinski	54,000	731,363	3,800	109,365
Andrew G. Lampereur	96,000	1,473,977	6,500	187,070

(1)
Value realized on exercise of stock options reflects the difference between the option exercise price and the market price at exercise multiplied by the number of shares, while the value realized on the vesting of restricted stock awards reflects the number of shares vested multiplied by the market price of the stock on the vest date.

Employee Deferred Compensation

NEO’s participate in the Company’s Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan (see page 25 for a description of the plans).

Name	NEO Contributions in Fiscal 2013 (1)	Actuant Contributions	Aggregate Investment Earnings in Fiscal 2013		Aggregate Withdrawals and Distributions	Aggregate Balance at August 31, 2013 (4)
			Interest (2)	Other (3)
Robert C. Arzbaecher
Deferred Compensation	$706,891	$46,821	$80,039	$238,282	$—	$2,433,412
Supplemental Executive Retirement	—	108,642	26,677	—	—	470,248
William S. Blackmore
Deferred Compensation	227,719	8,743	200,208	23,788	—	2,910,404
Supplemental Executive Retirement	—	27,072	7,880	—	—	134,953
Mark E. Goldstein
Deferred Compensation	472,016	23,397	273,478	149,958	—	4,416,767
Supplemental Executive Retirement	—	51,495	11,043	—	—	201,650
Brian K. Kobylinski
Deferred Compensation	331,322	13,271	20,266	15,565	—	477,662
Supplemental Executive Retirement	—	34,618	6,389	—	—	124,381
Andrew G. Lampereur
Deferred Compensation	315,430	15,917	282,513	28,608	—	3,977,149
Supplemental Executive Retirement	—	46,834	7,897	—	—	154,289

(1)
NEO contributions include employee elected deferrals of base salary, annual cash incentives or restricted stock units (in accordance with the 2009 Omnibus Incentive Plan). NEO contributions in fiscal 2013 included the deferred receipt of restricted stock units by Mr. Arzbaecher ($559,771) and Mr. Goldstein ($187,070).

(2)
Interest was earned on deferred balances at various rates based on the year that eligible compensation was deferred, with a rate of 5.85% for calendar 2013 contributions. While the interest rates are above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rates are appropriate as they are reflective of the non-secured and non-funded nature of the Employee Deferred Compensation Plan and Supplemental Executive Retirement Plan. The rates are intended to approximate the rates the Company would pay for similar unsecured loans on the open market. Only the difference between the interest credited to the participant’s account and the SEC benchmark “market” rate of 2.84% is included under the caption “Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table on page 28.

(3)	Represents the appreciation of Actuant’s stock and reinvested dividends included in each NEO’s deferred compensation account.

(4)	The aggregate balance of August 31, 2013 includes the balance in each NEO’s participant account.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2013, relating to our equity compensation plans pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (2)
Equity compensation plans approved by security holders (1)	5,700,404	$23.67	4,923,863
Equity compensation plans not approved by security holders	—	—	—
	5,700,404	$23.67	4,923,863

(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights includes 3,889,888 stock options at a weighted average exercise price of $23.72, 289,663 stock appreciation rights at a weighted average exercise price of $22.88 (the number of actual shares issued will vary based on the stock price on the date of exercise), 1,279,802 restricted stock units and 241,051 Performance Shares (at target).

(2)
The number of securities remaining available for future issuance under equity compensation plans include 4,503,394 shares under the 2009 Omnibus Plan, 101,498 shares under the Actuant Corporation Deferred Compensation Plan and 318,971 shares under the Actuant Corporation 2010 Employee Stock Purchase Plan.

Potential Payments Upon Termination of Employment or Change In Control

Change in Control Arrangements

We have entered into change in control agreements with each of the NEOs, whereby we have agreed to provide these executives with termination benefits upon termination of employment following both a change in control and a triggering event. We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our shareholders, even though the transaction may have an adverse effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

A triggering event is defined as:

•
a material reduction in the base salary paid by the Company to the executive or a material reduction in the executive’s bonus opportunity or materially reducing the total aggregate value of the benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the six month period immediately preceding the change in control;

•
a material reduction in the executive’s authority, responsibilities or duties or a material diminution in the authority, reasonability or duties of the supervisor to whom the executive is required to report, from the levels existing at the time of a change in control or during the six month period immediately preceding the change in control; or

•
a change in the location or headquarters where the executive is expected to provide services that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period immediately preceding the change in control.

A change in control is defined as:

•
the date that any one person, or more than one person acting as a group, acquires ownership of stock in the Company that, along with other holdings, constitutes more than 50% of the stock of the Company measured in terms of voting power, other than in a public offering;

•
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the prior 12-month period) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross market value of all of the assets of the Company immediately before such acquisition; or

•
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms and conditions of the change in control agreements for the NEOs are uniform and do not vary significantly by executive. In fiscal 2013 the Company amended all change in control agreements to eliminate excise tax gross-ups. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to a multiple of combined base salary and annual cash incentive. In addition, the executive would continue to receive benefits available to that NEO at the time of termination for a certain period after that termination. The following table illustrates the change of control provisions for the NEOs:

Name	Multiple of Base Salary Paid	Multiple of Annual Cash Incentive Paid	Benefit Program Continuance
Robert C. Arzbaecher	2X	2X	2 years
William S. Blackmore	2X	2X	2 years
Mark E. Goldstein	2X	2X	2 years
Brian K. Kobylinski	2X	2X	2 years
Andrew G. Lampereur	2X	2X	2 years

The base salary and the annual cash incentive utilized in determining the payout represent the highest base salary paid in the two years prior to the change in control and the highest annual incentive paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans and 2009 Omnibus Plan permit the Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the fair market value of Company common stock at the time of such settlement, or, with respect to certain awards, the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. Any stock option deferral program that remains in existence requires distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

Taking into account the specific terms of each NEO’s change in control agreement, the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2013 after a triggering event:

Name	Base Salary	Annual Cash Incentive (1)	Stock Options (2)	Stock Awards (3)	Benefits (4)	Total
Robert C. Arzbaecher	$1,700,000	$3,340,386	$4,890,205	$7,869,938	$124,965	$17,925,494
William S. Blackmore	860,000	1,082,282	1,108,413	955,939	93,823	4,100,457
Mark E. Goldstein	1,150,000	1,444,256	2,320,732	2,366,012	111,555	7,392,555
Brian K. Kobylinski	860,000	1,052,160	1,379,488	1,029,582	70,087	4,391,317
Andrew G. Lampereur	900,000	966,718	1,932,294	1,731,372	71,488	5,601,872

(1)
Represents annual cash incentive plan payout. Actual payout will be based on the highest annual cash incentive paid during the previous three years, multiplied by the applicable “Multiple of Annual Cash Incentive Paid,” as stipulated in the NEO change in control agreements.

(2)
Represents the intrinsic value (difference between the closing trading price at August 31, 2013 and exercise price, multiplied by the number of shares subject to the option) of unvested stock options with an exercise price less than $35.68 (i.e. options that are “in the money”).

(3)	Represents market value of unvested restricted stock based on the August 31, 2013 closing price of the Company’s common stock ($35.68).

(4)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on page 24.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 34) would be the “Stock Options” and “Stock Awards” columns in the table above.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit and annual cash incentive. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, all NEOs currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive payout after six months of disability. All stock options and restricted stock would become 100% vested.

Severance Arrangements

The Company does not have employment contracts with any of its NEOs. Whether and to what extent the Company would provide severance benefits to any of the other NEOs upon termination (other than due to a change in control) is discretionary and would be negotiated on a case-by-case basis. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $50,000 for serving on the Board of Directors and an annual retainer of $15,000, $10,000 and $10,000 for serving on the Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, respectively. The chairperson of the Compensation Committee and Nominating & Corporate Governance Committee each receives an additional annual fee of $5,000 and the chairperson of the Audit Committee receives an additional annual fee of $10,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2013, the Company paid the lead director, Mr. Hall, an additional annual retainer of $20,000 for his service in such position. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the Board believe management access to the Board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the Board in fiscal 2013 was in the form of restricted stock (approximately 40% weighting) and stock options (approximately 60% weighting). As with respect to our NEOs, we believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2013, each non-employee director was granted 2,265 shares of restricted stock and an option to purchase 3,327 shares of Company common stock at an exercise price of $28.70 per share (market value of the Company’s common stock on the date of grant) under the 2009 Omnibus Plan. Under the terms of the plan, Board of Director stock options and restricted stock vest after eleven months and have a ten year life.

Directors who are our employees (Messrs. Arzbaecher, Goldstein and Boel) receive no additional compensation for service as a director. In fiscal 2013, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer ($)	Committee Fees ($)	Lead Director Fee ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)	Outstanding Stock Options at Fiscal Year End (#)	Non-vested Restricted Stock at Fiscal Year End (#)
Gurminder S. Bedi	$50,000	$20,000	n/a	$65,006	$95,485	$230,491	41,290	2,265
Thomas J. Fischer	50,000	25,000	n/a	65,006	95,485	235,491	77,290	2,265
William K. Hall	50,000	30,000	$20,000	65,006	95,485	260,491	77,290	2,265
R. Alan Hunter	50,000	25,000	n/a	65,006	95,485	235,491	49,290	2,265
Robert A. Peterson	50,000	25,000	n/a	65,006	95,485	235,491	77,290	2,265
Holly A. Van Deursen	50,000	20,000	n/a	65,006	95,485	230,491	41,290	2,265
Dennis K. Williams	50,000	20,000	n/a	65,006	95,485	230,491	57,290	2,265

(1)
Amounts represent the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. Refer to Note 12 of our financial statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2013, for details regarding assumptions utilized to value share based awards. These amounts do not correspond to the actual value that may be realized by our non-employee directors, as that is dependent on the long-term appreciation in the Company’s common stock.

Similar to the NEOs, the directors have Company stock ownership guidelines in order to more closely align their interests with those of shareholders. Under the guidelines, each non-employee director is expected to own common stock with an aggregate value equal to five times his or her annual retainer amount. During fiscal 2013, all directors exceeded the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer and committee fees for future payment on a date specified by the participant or upon termination of the participant’s service as a director. An amount of shares having a value equal to the amount deferred are contributed by the Company to a rabbi trust. The Outside Directors’ Deferred Compensation Plan consists solely of phantom stock units, which are settled in Actuant common stock, generally following the director’s termination of service. During fiscal 2013, Mr. Peterson participated in the Outside Directors’ Deferred Compensation Plan.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2013, except for one late Form 4 filed on behalf of each Mr. Peterson and Mr. Goldstein. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all filing requirements were satisfied with respect to fiscal 2013.

Independent Public Accountants

PricewaterhouseCoopers LLP, an independent registered public accounting firm, performed an audit of our consolidated financial statements for the fiscal year ended August 31, 2013 and the effectiveness of our internal control over financial reporting as of August 31, 2013. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the current fiscal year, and the committee is presenting this selection to shareholders for ratification. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to respond to shareholders’ questions. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2013	Fiscal Year Ended August 31, 2012
Audit Fees	$1,628,900	$1,682,000
Audit-Related Fees	800	33,300
Tax Fees	558,500	529,400
All Other Fees	—	1,000
	$2,188,200	$2,245,700

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements and the preparation of statutory and regulatory filings. Audit-Related Fees were for professional services rendered in connection with accounting consultations. Fiscal 2013 Tax Fees consist of $288,500 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $270,000 for professional services related to tax planning and tax advisory services. Fiscal 2012 Tax Fees consist of $76,000 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $453,400 for professional services related to tax planning and tax advisory services. In addition to the fees above, the Company also reimbursed PricewaterhouseCoopers LLP for out of pocket expenses, which were less than $100,000 in fiscal 2013 and 2012.

The Audit Committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The Audit Committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the Audit Committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the Audit Committee prior to the work commencing. The Audit Committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the Audit Committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 8, 2014 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be received by the Company no later than the close of business on September 16, 2014 nor earlier than the close of business on August 17, 2014, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2013 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Executive Vice President and Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 22, 2013 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER
Chairman of the Board

Menomonee Falls, Wisconsin
December 6, 2013

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon written or telephonic request directed to our Executive Vice President and Chief Financial Officer, Actuant Corporation, or by telephone at (262) 293-1500.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

YOUR VOTE IS IMPORTANT!
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to
Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397,
so your shares are represented at Actuant Corporation’s 2014 Annual Meeting.
ò     Please fold here – Do not separate    ò

If no specification is made, this proxy will be voted  for all names listed in Proposal 1 and for Proposals 2 and 3.

1. Election of directors:	01 Robert C. Arzbaecher	04 Mark E. Goldstein	07 Robert A. Peterson	☐ Vote FOR all nominees		☐ Vote WITHHELD
	02 Gurminder S. Bedi	05 William K. Hall	08 Holly A. Van Deursen	(except as marked)		from all nominees
	03 Thomas J. Fischer	06 R. Alan Hunter	09 Dennis K. Williams

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve compensation of our named executive officers.				☐ For	☐ Against	☐ Abstain

3. Ratification of PricewaterhouseCoopers LLP as the Company’s independent auditor.				☐ For	☐ Against	☐ Abstain

4.      In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ACTUANT CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 14, 2014
8:00 a.m Eastern Time
Inn on Fifth
699 Fifth Avenue
South Naples, Florida

proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on January 14, 2014.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 14, 2014 at 8:00 a.m. Eastern Time at the Inn on Fifth, 699 Fifth Avenue, South Naples, Florida, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/atu	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CST) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
January 13, 2014	(CST) on January 13, 2014
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.